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                                                                   Exhibit 99.B9



                                  April 25, 2001


United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, Alabama 35233

Gentlemen:

     With reference to the Registration Statement on Form N-4 as amended, filed by United Investors Life Insurance Company and United Investors Annuity Variable Account with the Securities and Exchange Commission covering flexible premium deferred variable annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

       1. United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue individual flexible premium deferred variable annuity policies by the Division of Insurance of the State of Missouri.

       2. United Investors Annuity Variable Account is a duly authorized and existing separate account established pursuant to the provisions of
            Section 376.309, of the Revised Statutes of Missouri.

       3. The flexible premium deferred variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

     I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

                                  Very truly yours,

                                  /s/ John H. Livingston
                                  ------------------------
                                  John H. Livingston, Esq.
                                  Secretary and Counsel

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